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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-71423 and 333-81459) on Forms S-3 and (Nos. 33-72852, 33-34250, 33-91714,
333-30099 and 333-53253) on Forms S-8 of American Mobile Satellite Corporation of our report dated February 12, 1999, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1998, which report appears in the Form 8-K of American Mobile Satellite Corporation dated July 9, 1999.


Our report, dated February 12, 1999, contains an explanatory paragraph that states that the Company has not commenced operations, has negative working capital of $130,341,000 and is dependent upon debt and equity financings which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                            /s/KPMG LLP



McLean, Virginia
July 9, 1999